IMPERIALI INC.
FORM 8-K/A

For the quarterly period ended February 29, 2008

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A for the quarterly period ended February 29, 2008 is being filed to restate the Company’s Financial Statements to remove the common stock issued for investments until conditions of restrictions are satisfied.

KAISER HIMMEL IMPERIALI, INC.

Financial Statements

Larry O'Donnell, CPA, P.C.
2228 South Fraser Street, Unit I
Aurora, Colorado 80014
Telephone (303) 745-4545

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Kaiser Himmel Imperiali, Inc.

I have audited the accompanying balance sheet of Kaiser Himmel Imperiali, Inc. as of February 29, 2008, and the related statements of operations, changes in stockholders' deficit and cash flows for the six months then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kaiser Himmel Imperiali, Inc. as of February 29, 2008, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

As discussed in Note 6 to the financial statements, the Company has determined that the 80,000,000 shares issued for common stock for 13,600,000 shares of Sprint Nextel common shock should not be recorded by the Company until conditions of the restriction are satisfied and that those shares are transferred to the control of the Company. As a result the total assets and total stockholders equity on the balance sheet at February 29, 2008 have been restated by $80,982,900. Also, the unrealized loss in the statement of operations for the six months ended February 29, 2008 has been restated by $90,550,500.

Larry O'Donnell, CPA, P.C.

Aurora, Colorado

March 20, 2008

KAISER HIMMEL IMPERIALI, INC.
Balance Sheets
February 29, 2008 and August 31, 2007

	August 31, 2007	February 29, 2008
	Restated	Restated
ASSETS
Portfolio At Value:
Private Finance
Companies more than 25% owned (cost: 2007 - $3,500,000; 2008 - $3,500,000)	$-	$-
C Companies less than 5% owned (cost: 2007 - N/A; 2008- 0
Current assets:
Cash	189,368	15,965
Prepaid Expenses	9,765	-

Total current assets	$199,133	$15,965

Note receivable	-	15,000
Fixed Assets	-	1,000
Loan receivable- Kaiser Himmel	-	177,786
Total assets	$199,133	$209,751

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and other current liabilities	$26,614	$1,500
Note payable-related party	-	300,000
Total current liabilities	$26,614	$301,500

Stockholders' equity:

Common stock; $.001 par value; authorized - 500,000,000 shares; 48,200,986 and 38,200,986 shares issued and outstanding at February 29,2008 and August 31, 2007 respectively	$38,389	$48,241
Additional paid in capital	16,117,963	16,122,258
Accumulated deficit	(11,171,422)	(15,983,833)
Undistributed Earnings	(4,812,411)	(278,415)
Total shareholders' equity	$172,519	$(91,749)

Total liabilities and shareholders' equity	$199,133	$209,751

KAISER HIMMEL IMPERIALI, INC.
Statement of Operations
Six Months Ended February 29, 2008
Interest and Related Portfolio Income:	$-
Interest and dividends	$22,725
Consulting Income	286,000
Total revenue	308,725
Expenses:
Employees and Consulting	$(243,564)
General and administrative	$(343,576)
Total Expenses	$(587,140)
Net investment income before income taxes	$(278,415)
Income tax expense	$-
Net investment income	$(278,415)
Net Realized Gains(losses)	$-

Net Change in unrealized appreciation	$-

Net increase in net assets resulting from operations (loss)	$(278,415)

Earnings (loss) per common share - basic	$(.006)
Earnings (loss) per common share - diluted	$(.006)
Weighted average common shares out. - basic	48,200,986
Weighted average common shares out. - diluted	48,200,986

KAISER HIMMEL IMPERIALI, INC.
Statement of Change in Net Assets
For the Six Months Ended
February 29, 2008

Operations:
Net Investment Income	$(278,415)
Net Realized Gains (losses)	-
Net Change in unrealized appreciation	-
Change in assets	-
Shareholder Distributions:
Common Stock Dividends	-

Capital share transactions:
Sales of Common Stock	14,147

Total Decrease in Net Assets	$(264,268)
Net assets at beginning of period	172,519
Net assets at end of period	$(91,749)
Net asset value per common share	$(0.002)
Common shares outstanding at the end of period	48,200,986

KAISER HIMMEL IMPERIALI, INC.
Statement of Shareholder’s Equity
For the Six Months Ended
February 29, 2008

			Additional
	Shares	Amount	Paid in Capital	Accumulated Deficit	Total

Balance August 31, 2006	20,358,486	20,358	11,760,605	(11,171,422)	609,541

Issuance of common stock	17,842,500	18,031	4,357,358		4,375,389

Net change for the year				(4,812,411)	(4,812,411)

Balance August 31, 2007	38,200,986	38,389	16,117,963	(15,983,833)	172,519

Issuance of common stock	10,000,000	9,852	4,295	-0-	14,147

Net change for the year				(278,415)	(278,415)

Balance February 29, 2008	48,200,986	48,241	16,122,258	(16,262,248)	(91,749)

KAISER HIMMEL IMPERIALI, INC.
Statement of Investments

Private Finance Portfolio Company	Investment		Cost	Value

Imperiali Organization Inc.	Common Stock	5,000,000 Shares	$-	$-
I1Telecom Services Inc.	Common Stock	30,000,000 Shares	$-	$-
I1Connect Inc.	Common Stock	40,000,000 Shares	$3,500,000	$-
I1Films Inc.	Common Stock	5,000,000 Shares	$-	$-
I1TV	Common Stock	10,000,000 Shares	$-	$-
I1Publishing	Common Stock	5,000,000 Shares	$-	$-
I1Political Advisory	Common Stock	5,000,000 Shares	$-	$-
I1Educatopm	Common Stock	5,000,000 Shares	$-	$-
Total			$3,500,000	$-

See Footnotes for Explanation of Valuation
Full value of investments is not recognized on the Balance Sheet.

KAISER HIMMEL IMPERIALI, INC.
Statement of Cash Flows
For the Six Months Ended
February 29, 2008

Cash flow from operating activities:
Net increase (decrease) in net assets from operations	$(278,415)
Adjustments to reconcile net income (loss) to net cash provided by operation activities:	(208,135)
Change in net unrealized (increase) decrease of investments	-

Net cash used by operating activities	$(486,550)

Cash flows from investing activities:
Net cash used in investing activities	$(1,000)

Cash flows from financing activities
Net cash provided by financing activities	$314,147

Net increase in cash	$(173,403)

Cash at beginning of period	$189,368

Cash at end of period	$15,965

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization:

General Development of the Business

 We were incorporated in Florida on September 27, 1994 by Daniel J. Imperato under the name Automated Energy Security Inc.

From September 1994 through March 1999, the Company provided energy management services and intelligent security for residential dwellings, commercial buildings and government facilities. In 1994, the Company purchased all of the patented technology, software and patents pending on the Wide Area Energy Savings System known as “TESS” (Total Energy Security System) from Associated Data Consultants, Inc. In 1998, after Bell Atlantic (one of our strategic partners) withdrew from the development of TESS and engaged in litigation with Associated Data, the Company abandoned our business operations related to TESS.

In March 1999, we changed our name to New Millennium Development Group, Inc. and our business operations to media and telecommunications, focusing on connectivity solutions, storage, fiber optic cable systems, security and the international long distance market. Our plan was to spearhead a sub sea fiber optic cable system connecting 70 countries around the globe. In furtherance of the plan the Company entered into Memoranda of Understanding with 30 countries, completed landing party site and ocean surveys, arranged long-term financing and selected vendors and subcontractors for fiber optic cable and equipment. During the process, however, the price of cable systems skyrocketed, forcing us to reconsider our business plans and projections. The Company retained the services of an independent consultant who concluded that not only would increasing cable prices decrease long-term gains, the rapid development of the internet and Intellectual Property systems would render obsolete the market for fiber optic cable. Accordingly, in mid 2001 we shifted our focus away from fiber optic cable systems and concentrated on Voice over Internet Protocol (VOIP) and related services including high-speed wireless standard ISP and broadband services; international calling cards; video conferencing and related IP products.

Failed corporate history, management infighting, the tragedy of September 11, 2001 and the general economic downturn especially related to technology, led us to cease business operations in mid-2002 until mid-2005. However, during this time, Mr. Imperato, the Company’s Chairman, at the time, and majority shareholder, worked to maintain management relationships with previous businesses, associates and professionals for the eventual resurrection of business operations.

In November 2005, we changed our name to Imperiali, Inc. and commenced operations as an investment company. To date, the activities of our principals have largely been limited to organizational matters and fund raising. We have commenced the private placement of up to 10 million of the Company's common shares in an offering (the "Offering") exempt from the registration requirements of the Securities Act of 1933 ("1933 Act") pursuant to Section 4(2) thereof and Regulation D ("Regulation D") there-under. At August 31, 2007, the Company’s total assets were $3,699,133 and its net asset value per share (“NAV”) was $.10. Upon the closing of the Offering, the Company's common shares will be owned by numerous persons that are both "accredited investors," as that term is defined in Regulation D, and "qualified clients" within the meaning of the Investment Advisers Act of 1940 (the "1940 Act"),

Pursuant to two agreements between the Company and Kaiser Himmel, Inc., the two parties consisting of Kaiser Himmel Corporation and Imperiali, Inc. are to provide for, among other things, the following:

Consideration thereof for the agreement 80,000,000 shares of Imperiali Inc. common stock shall be issue to KHC in exchange the Company receipt shall consist of: 13.4 million (thirteen million four hundred thousand) shares of Sprint Nextel Corp. Common Stock (NYSE:S) which is held in the name of KHC at Bank of America of which has a restriction until October 2008.

Based upon the purchase of these shares of the Company, KHC et al. will advise Bank of America that upon the expiration of the Restriction Legend on the securities, these 13.4 million shares will be directly transferred to Imperiali Inc.’s Stock Brokerage Account. Furthermore, KHC agrees to notify Bank of America to incorporate this subscription agreement within its custodial agreement with Bank of America for its equity holdings in Sprint Nextel Corp (NYSE:S). This payment is non-cancellable, and Bank of America will be noticed that said transfer is to occur on October 2008. Account numbers and legal documents will be completed pertaining to proof of funds.

Upon signing the subscription agreement, the Company will loan a total of $380,000 (three hundred and eighty thousand dollars) to KHC at the current prime interest rate plus 1% (one percent) due and payable October 2008. $150,000 (one hundred fifty thousand dollars) will be transferred upon both parties signing this agreement and the balance within 30 days.

In addition as part of the agreement the Company agrees to loan $3,000,000 to KHC at the current prime interest rate plus 1% (one percent) due and payable.

Upon closing of both of these transactions KHC will control 62.5% of the Company.

Effective with the agreement the Company has appointed Eric Skys as Chief Executive Officer and Chairman of the board.

Mr. Skys is currently the Chairman of Kaiser Himmel Corporation, overseeing the investments in and/or purchase of companies in the technology arena. Mr. Skys has experience with Artificial Intelligence and created the worlds’ first artificial intelligence powered anti virus in early 2004, Aedan Anti Virus through Backspace2 Corporation. Mr. Skys has served with the United State Marine Corp as a First Lieutenant with specialized training in tactical coordination and weapons development. He has also been trained in special operations and tactics. He has designed weapons for the United States government that include ‘smart weapons’, or weapons that use artificial intelligence. He has worked with Bulltek LTD as Head Software Developer, CTO, CIO, Director of Security Intelligence, and their Anti-Hacker Countermeasure Event Coordinator. He also created his own video game company at age 16, Virtual Active Systems. Mr. Skys is qualified to write software in most program languages and has developed his own language as well.

Also effective with the agreement with Kaiser Himmel the Company has changed it’s name to Kaiser Himmel Imperiali, Inc.

Note 2. Summary of Significant Accounting Policies

Background
Imperiali, Inc. (the Company) was formed in Florida on September 27, 1994 as Automated Energy Security, Inc. On March 22, 1999 the Company’s name was changed to New Millennium Development Group, Inc. On August 24, 2004 the Company’s name was changed to Hercules Global Interests, Inc.

The Company has been dormant since 2002 and was started up again in the fall of 2005 by Christ Investment Group, LLC, the Company’s business manager and a related company, which is controlled by the Company’s major shareholder Mr. Daniel Imperato. On November 18, 2005 the name of the company was changed to Imperiali, Inc.

Nature of Business

Kaiser Himmel Imperiali, Inc. is a team of global expansion and business development company experts that are strategically positioned around the globe to identify emerging companies that wish to align with strategic partners to grow their businesses, and raise capital for business development and telecommunications infrastructure.

Imperiali Inc. is a privately held Business Development Company (BDC) with over 475 shareholders (meets the minimum requirements to enter the public markets). A BDC is a special type of Investment Company designated by the Securities and Exchange Commission (SEC). This network comprises Imperiali Inc.’s Global Advisory Team. By being able to invest and/or loan capital and advise, Imperiali Inc. is able to monitor and, in most cases, influence events utilizing the tools and leverage that this business model affords; thus endeavoring to mitigate risk and safeguard investments, with the idea of creating shareholder value.

Inventory
Inventories are stated at lower of cost or market, with cost generally determined on a first-in, first-out basis. Currently the Company carries no inventory.

Depreciation
Depreciation is calculated using straight-line methods over the estimated useful life of the equipment, furniture and fixtures.

Income Taxes
The Company is recognized as a corporation under the Internal Revenue Code. As such, the corporation must report income and expenses properly on their tax return and pay all the related income taxes. As of February 29, 2008 the Company has an approximately $8,200,000 net operating loss carryover which can be used against future income through 2018. No provisions for income taxes are provided in these financial.

Concentration of Credit Risk
The Company maintains cash accounts in commercial banks. Total cash deposits are secured by the Federal Deposit Insurance Corporation (FDIC) up to a limit of $100,000 per company. As of February 29, 2008, some of the Company’s cash equivalent balances were deposited in accounts with a stock brokerage firm.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents
The Organization considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents.

Note 3 - Recently Issued Accounting Pronouncements

In February 2007 the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The amendment to SFAS No. 115 applies to all entities with investments in available-for-sale or trading securities. The statement is effective for fiscal years beginning after November 15, 2007. The Company has not yet determined the effect SFAS No. 159 will have on its financial statements.

In May 2007, the FASB issued FASB Staff Position No. FIN 48-1, Definition of Settlement in FASB Interpretation No. 48 (“the FSP”). The FSP provides guidance about how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. Under the FSP, a tax position could be effectively settled on completion of examination by a taxing authority if the entity does not intend to appeal or litigate the result and it is remote that the taxing authority would examine or re-examine the tax position. The Company does not expect that this interpretation will have a material impact on its financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 141(R),“Business Combinations,” which replaces SFAS No. 141,“ Business Combinations,” which, among other things, establishes principles and requirements for how an acquirer entity recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed (including intangibles) and any non-controlling interests in the acquired entity. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We are currently evaluating what impact our adoption of SFAS No. 141(R) will have on our financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141(R). SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We are currently evaluating what impact our adoption of SFAS No. 160 will have on our financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Note 4. Investments - Investments are carried at Fair Market Value.

Valuation Policies

Valuation of Portfolio Investments

As a Business Development Company, our business plan calls for us to invest primarily in illiquid securities issued by private companies (“Private Investments”) (we are required to invest at least an aggregate of 70% of our assets Private Investments and in companies listed on the OTCBB). Private Investments are generally subject to restrictions on resale and generally have no established trading market. The Company values our Private Investments at fair value as determined in good faith by our Board of Directors in accordance with our valuation policy. That policy calls for the determination of fair value at “the amount for which an investment could be sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale.” Our valuation policy may require subjective judgments. Our determination of fair value may possibly differ materially from the value realized on an actual sale. Our valuation policy is intended to provide a consistent basis for establishing the fair value of the portfolio. The Company will record unrealized depreciation on investments when we believe that an asset has been impaired and full collection for the loan or realization of an equity security is doubtful. Conversely, the Company will record unrealized appreciation if we have a clear indication that the underlying portfolio company appreciates and, therefore, our security has appreciated. Under this valuation policy, the Company sets valuations based on policies consistent with Section 2(a) of the 1940 Act. The value of investments in public securities is determined using quoted market prices discounted for restrictions on resale.

Equity Securities

Equity interests in portfolio companies for which there is no liquid public market are valued based on the enterprise value of the portfolio company, which is determined using accepted accounting factors, including net cash flow from operations of the portfolio company, and other pertinent factors such as recent offers to purchase a portfolio company’s securities or other liquidation events. The determined fair values are generally discounted to account for restrictions on resale and minority control positions.

The value of our equity interests in public companies for which market quotations are readily available is based upon the closing public market price for the last day up to and including the balance sheet date. Securities that carry certain restrictions on sale are typically valued at a discount from the public market value of the security.

Dividend income, if any, is recorded on cumulative preferred equity securities on an accrual basis to the extent that such amounts are expected to be collected and on common equity, securities on the record date for private companies or on the ex-dividend date for publicly traded companies.

Loans and Debt Securities

It is our loan policy to only invest in secured and properly collateralized loans.

For loans and debt securities, to the extent that the Company invests in them, fair value generally approximates cost unless the borrower’s condition or external factors lead to a determination of fair value at a lower amount. When the Company receives nominal cost warrants or free equity securities (“nominal cost equity”), we allocate our cost basis in our investment between the debt securities and the nominal cost equity at the time of origination. At that time, the original issue discount basis of the nominal cost equity is recorded by increasing the cost basis in the equity and decreasing the cost basis in the related debt securities.

Interest income is recorded on an accrual basis to the extent that such amounts are expected to be collected. For loans and debt securities with contractual payment-in-kind interest, which represents contractual interest accrued and added to the loan balance that generally becomes due at maturity, we will not accrue payment-in-kind interest if the portfolio company valuation indicates that the payment-in-kind interest is not collectible. Loan origination fees, original issue discount, and market discount are capitalized and then amortized into interest income using the effective interest method.

The weighted average yield on loans and debt securities is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount and market discount earned on accruing loans and debt securities, divided by (b) total loans and debt securities at value. The weighted average yield is computed as of the balance sheet date. Prepayment premiums are recorded on loans when received.

Portfolio Valuation Process

Our methodology includes the examination of, among other things, the underlying investment performance, financial condition, and market-changing events that affect valuation. Because of the type of investments that the Company makes and the nature of our business, this valuation process requires an analysis of various factors consistent with the provisions of section (2) of the 1940 Act.

Our process for determining the fair value for a private finance investment is applied consistently across our portfolio. The process is as follows.

•
First, the Company determines the portfolio company’s enterprise value as if the Company were to sell it in a “current sale.” In our valuation process, the Company uses the AICPA’s definition of “current sale,” which means an “orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale.”

•	The Company then evaluates the amount of our debt and the position of our debt in the portfolio company’s capital structure.

•
If the enterprise value of the portfolio company is in excess of the amount of our last dollar of investment capital given our priority in the capital structure, the fair value of our investment will be considered to be our cost or perhaps, given the structure of our particular security, greater than cost if we are to share in equity appreciation.

•
If the enterprise value of the portfolio company is less than our last dollar of investment capital in the capital structure, then our investment has declined in value and the Company needs to reduce the fair value of our investment and incur a charge to our earnings by recognizing unrealized depreciation.

Determining the enterprise value of a portfolio company, as if that portfolio company were to be sold in a “current sale,” is a very complex process, where we must analyze the historical and projected financial results of the portfolio company and analyze the public trading market and private merger and acquisition market to determine appropriate purchase price multiples. In addition, a reasonable discount to the value of our securities must also be reflected when the Company may have restrictions such as vesting periods for warrants or other factors. We also take into account the collectability of non-cash interest to determine if the Company will continue to accrue such interest.

Specific Considerations

The valuation of illiquid private securities is inherently subjective, and as a result, the Company intends to exercise good judgment in our valuation process. Specifically, we will exercise care to assure that the Company has considered the position of the portfolio company today and the position of our security today given the data we have available. We will also exercise care to assure that the process is not too mechanical; however, there are some specific considerations to be addressed in our valuation process. The ultimate goal is a reasonable estimate of fair value determined in good faith.

Typically, in the private equity business, companies are bought and sold based upon multiples of EBITDA, cash flow, revenues and in limited instances book value. In determining a multiple to use for valuation purposes, we will look to private M&A statistics, reported public trading multiples and industry practices. In determining the right multiple, we intend to consider not only the fact that our portfolio company may be private relative to a peer group, but also the size and scope of our portfolio company and its specific strengths and weaknesses. In some cases, when a portfolio company is at EBITDA breakeven or slightly below but has excellent future prospects, we believe the best valuation methodology may be a discounted cash flow analysis based upon future projections. If a portfolio company is distressed, we believe a liquidation analysis may provide the best indication of enterprise value.

Discounts on common equity securities

When determining the value of common equity securities or warrants to purchase such securities, we intend to consider what type of discount to apply to the value of the security if the Company is in a minority position, has restrictions on resale, has specific concerns about the receptivity of the M&A market to a specific portfolio company at a certain time and other factors. Generally, we find that the Company should apply larger discounts when we are new to an investment, and therefore, we have not yet developed an exit strategy. As an investment in the portfolio matures, we intend to consider whether or not the Company should begin to reduce discounts, especially if we are generally aware that either we or a controlling shareholder group has begun to develop an exit strategy.

When we have begun to develop an exit strategy of the Company is the controlling shareholder, the discount imposed should generally be less than in the case of a minority position. We may still contemplate the need to discount for the current state of the M&A market or restrictions imposed on us due to our relationship with management of the portfolio company or other capital providers.

Note 5. Portfolio

The Board of Directors at a meeting on May 15, 2006 adopted a resolution creating a series of Five Million (5,000,000) shares of voting Preferred Stock designated as Series B Preferred Stock issued to Daniel J. Imperato for past management services. Each share of Series B preferred stock shall be convertible into (3) shares of Common Stock at the sole discretion of Daniel J. Imperato. This agreement was executed May 30, 2006 and was effective June 26, 2006 the shares were issued September 11, 2006.

As part of the past management services, Imperiali, Inc. acquired Imperiali Organization LLC as of February 15, 2006. Imperiali Organization has one unit in the LLC, which represents 100% ownership. Through the ownership of Imperiali Organization, LLC, Imperiali Inc. acquired all the assets of Imperiali Organization, LLC, including an internet search engine project and all the telecom projects associated with the previous New Millennium Development Group projects.

On the September 11, 2006 management valued one project within Imperiali Organization LLC – an internet search engine project called I1Connect for $3.5 million dollars. Due to the uncertainty of the realization of this project, an unrealized loss has been recognized as of August 31, 2007.

On the May 31, 2007 management revalued the I1Connect project. The internet search engine was fully operational. Based on comparison of other comparable companies, management revalued the I1Connect project at $40,000,000. Due to the uncertainty of the realization of this project, an unrealized loss has been recognized as of August 31, 2007. Management devised a plan to combine I1Connect and a global media public relations firm which was acquired by Imperiali, Inc. The combined subsidiary was set up in July 2007 as I1Connect, Inc. Imperiali, Inc. owns 40,000,000 shares of I1Connect, Inc. The company has issued a Private Placement Memorandum. The last share of I1connect sold at $1 per share under the private placement or a $40,000,000 valuation.

Additionally, Imperiali, Inc reentered the telecommunications business. The telecommunications project is now a going concern. Imperiali, Inc. valued the telecom project at $30,000,000 as of May 31, 2007. The asset included the previous New Millennium Development Group assets that Bank of America had valued, on a global basis, at approximately 5 billion dollars. Imperiali, Inc. subsequently set up a company I1Telecommunications, Inc. for the purpose of acquiring some of the telecom projects of Imperiali Organization, LLC. Imperiali, Inc. owns 30 million shares of I1Telecommunications, Inc. Management has entered into a partnership agreement with a South American telecommunications company and has entered into Memorandums of Understanding with other telecommunications partners. Management now believes that the combined future potential of Imperiali Telecom, Inc is at least 5% of the total value of the original projects or $250,000,000. The projects must be funded to proceed forward with the business plan to realize the $250,000,000 valuation. Management has subsequently formed a subsidiary company from the film project, entitled I1Films, Inc. Imperiali, Inc. owns 5,000,000 shares of I1Films. Management is in the process of obtaining an independent valuation and has not established a value of I1Films, Inc.

The Company is also in the process of searching for a third party independent valuation for both I1Connect and I1Telecom. As of the date of this audit, the Company has not done a complete independent valuation.
Imperiali Organization LLC has also been invited to participate in $70 billion of infrastructure projects around the world. Imperiali management realized that the management portion did not fit the structure of the Business Development Company, so the management portion of the agreement was sold for $220 million to a London company. This transaction was not booked because there is a high degree of uncertainty if the note would be paid or converted to equity or if the projects would be successful. The value of the contract was based on a percentage of the projects anticipated to be constructed and a standard supply management agreement.

Note 6 - Kaiser Himmel Stock Issuance

Pursuant to two agreements between the Company and Kaiser Himmel, Inc., the two parties consisting of Kaiser Himmel Corporation and Imperiali, Inc. are to provide for, among other things, the following:

Consideration thereof for the agreement 80,000,000 shares of Imperiali Inc. common stock shall be issue to KHC in exchange the Company receipt shall consist of: 13.4 million (thirteen million four hundred thousand) shares of Sprint Nextel Corp. Common Stock (NYSE:S) which is held in the name of KHC at Bank of America of which has a restriction until October 2008.

Based upon the purchase of these shares of the Company, KHC et al. will advise Bank of America that upon the expiration of the Restriction Legend on the securities, these 13.4 million shares will be directly transferred to Imperiali Inc.’s Stock Brokerage Account. Furthermore, KHC agrees to notify Bank of America to incorporate this subscription agreement within its custodial agreement with Bank of America for its equity holdings in Sprint Nextel Corp (NYSE:S). This payment is non-cancellable, and Bank of America will be noticed that said transfer is to occur on October 2008. Account numbers and legal documents will be completed pertaining to proof of funds. As of November 30, 2007 the Company has not carried the value of the shares on the financial statements. The stock will be valued upon the deliverance of a power of attorney to the company to manage KHC brokerage account.

Upon signing the subscription agreement, the Company will loan a total of $380,000 (three hundred and eighty thousand dollars) to KHC at the current prime interest rate plus 1% (one percent) due and payable October 2008. $150,000 (one hundred fifty thousand dollars) will be transferred upon both parties signing this agreement and the balance within 30 days.

In addition as part of the agreement the Company agrees to loan $3,000,000 to KHC at the current prime interest rate plus 1% (one percent) due and payable.

Upon closing of both of these transactions KHC will control 62.5% of the Company.

As described above the Company determined that the transaction with Kaiser Himmel Corporation described below (KHC) needs to be reevaluated. As stated in the prior 8K filed November 15, 2007 and subsequent 10QSB for six months ended February 29, 2008 the conditions of the transaction require the delivery of restricted Sprint Nextel common stock along with power of attorney by October 2008. As previously discussed recent events have raised the possibility that those restrictions may not be able to be met.

On May 29, 2008 at meeting of the Company’s Board of Directors, the board approved in exchange for the forgiveness of debt owed to the Company by Kaiser Himmel, Kaiser Himmel will relinquish all assets of Kaiser Himmel including accounts receivable, software, hardware, and work in process for all software projects. Prototypes, websites, trademarks, vehicles and source code to Imperiali Organization. The debt is to be assumed by Imperiali Organization and any prior liens will be release.

Note 7. Debt - As of February 29, 2008 the company has debt due of $300,000 to Daniel Imperato a member of the Board of Directors.

Note 8. Guaranteed Commitments - The Company leases approximately 688 square feet of space at 777 S Flagler Drive, Suite 800W, West Palm Beach, Florida USA 33401. The office space is used for sales, administrative offices, and customer support.

Note 9. Employee Compensation Plans - The Company has no Defined Benefit or Defined Contribution Pension Plans.

Note 10. Stock Option Plans - The Company has no Stock Option Plans.

Note 11. Hedging Activities - The Company did not engage in Hedging Activity.

Note 12 Litigation -The Company has no lawsuits pending